Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 51,937,750.00	0.0001381	$ 7,172.60
Fees Previously Paid
	Total Transaction Valuation:	$ 51,937,750.00
	Total Fees Due for Filing:			$ 7,172.60
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 7,172.60
Offering Note
[1]	(1) Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 2,575,000 Units of SL Investment Fund II LLC at a price equal to $20.17 per unit, which represents the Company's net asset value as of September 30, 2025. (2) Calculated at $138.10 per $1,000,000 of the transaction value.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A